Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.70 per Unit
Adjusted Diluted Net Income of $0.69 per Unit
Cash Distribution of $0.69 per Unit

New York, NY, October 22, 2020 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2020.
“The firm delivered strong financial results in an improving, though still uncertain economic and market environment," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Earnings and cash distributions to Unitholders grew year-over-year and sequentially, and we generated net inflows in all three client channels. Active net inflows of $7.3 billion represented a 5% annualized organic growth rate, excluding low-fee AXA redemptions of $2.2 billion. Sales and net inflows of active equities remained robust in both Retail and Institutional, and our Private Client channel generated sales growth and net inflows. Our fixed income strategies outperformed peers in the quarter, as credit sectors strengthened. We expanded operating margins and drove double-digit earnings growth both year-over-year and sequentially."

(US $ Thousands except per Unit amounts)	3Q 2020	3Q 2019	% Change	2Q 2020	% Change
U.S. GAAP Financial Measures
Net revenues	$900,038	$877,867	2.5%	$871,449	3.3%
Operating income	$217,146	$202,783	7.1%	$209,647	3.6%
Operating margin	24.1%	22.6%	150 bps	21.7%	240 bps
AB Holding Diluted EPU	$0.70	$0.62	12.9%	$0.59	18.6%

Adjusted Financial Measures (1)
Net revenues	$726,997	$726,709	—%	$698,725	4.0%
Operating income	$216,225	$199,928	8.2%	$195,013	10.9%
Operating margin	29.7%	27.5%	220 bps	27.9%	180 bps
AB Holding Diluted EPU	$0.69	$0.63	9.5%	$0.61	13.1%
AB Holding cash distribution per Unit	$0.69	$0.63	9.5%	$0.61	13.1%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$630.8	$592.4	6.5%	$600.0	5.1%
Average AUM	$624.3	$586.3	6.5%	$578.5	7.9%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Bernstein continued, "In Retail, we generated net inflows despite gross sales normalizing following record prior periods. Active equities grew 8% organically, with inflows of $1.7 billion, positive for the 14th straight quarter. In Institutional, net flows were positive led by a 14% active equity organic growth rate. Our institutional pipeline of $16.9 billion continued to reflect strong alternatives and active equity participation, in addition to growth in multi-asset (CRS) strategies. In Private Wealth, improved sales and net inflows reflected fundings from a diverse client pipeline. Bernstein Research revenues declined versus both prior periods, as higher retail participation led to lower institutional trading volumes and market volatility declined from this year's second quarter. Our adjusted operating margin of 29.7% was up 220 basis points year-over-year and 180 basis points sequentially."
Bernstein concluded, "Our firm saw solid AUM growth in the third quarter, with global equity and fixed income markets both providing returns in the mid-to-high single digits. Looking forward, we remain ever-focused on client needs, aware that volatility could return given the continued global effects of the COVID-19 pandemic. Our colleagues around the world have proven their resiliency in the face of recent circumstances, strengthening the foundation of our firm. We move forward with confidence in our ability to continue to deliver for our clients."

The firm’s cash distribution per Unit of $0.69 is payable on November 12, 2020, to holders of record of AB Holding Units at the close of business on November 2, 2020.
Market Performance
U.S. and global equity and fixed income markets were up in the third quarter extending a broad-based recovery from steep declines experienced during the first quarter.

S&P 500 Total Return	8.9%
MSCI EAFE Total Return	4.9%
Bloomberg Barclays US Aggregate Return	0.6%
Bloomberg Barclays Global Aggregate ex US Index Return	4.1%
Bloomberg Barclays Global High Yield Index	4.3%
Bloomberg Barclays U.S. Corporate High Yield Index	4.6%

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2020 were $630.8 billion, up $30.8 billion, or 5%, from June 30, 2020 and up $38.4 billion, or 7%, from September 30, 2019.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 9/30/2020	$289.5	$242.9	$98.4	$630.8
Net Flows for Three Months Ended 9/30/2020:
Active	$3.2	$1.7	$0.2	$5.1
Passive	(1.1)	(1.0)	0.1	(2.0)
Total	$2.1	$0.7	$0.3	$3.1

Total net inflows were $3.1 billion in the third quarter, compared to net outflows of $3.3 billion in the second quarter of 2020, and net inflows of $8.1 billion in the prior year third quarter. Excluding AXA redemptions of low-fee fixed income mandates of $2.2 billion in the third quarter and $7.9 billion in the second quarter, the firm generated net inflows of $5.3 billion in the third quarter and net inflows of $4.6 billion in the second quarter of 2020.
Institutional channel third quarter net inflows of $2.1 billion compared to net outflows of $6.4 billion in the second quarter of 2020. Institutional gross sales of $8.3 billion decreased sequentially from $8.8 billion. The pipeline of awarded but unfunded Institutional mandates remained strong at $16.9 billion at September 30, 2020, as compared with $17.5 billion at June 30, 2020.
Retail channel third quarter net inflows of $0.7 billion compared to net inflows of $3.8 billion in the second quarter of 2020. Retail gross sales of $17.5 billion decreased sequentially from $19.6 billion.
Private Wealth channel third quarter net inflows of $0.3 billion compared to net outflows of $0.7 billion in the second quarter of 2020. Private Wealth gross sales of $3.5 billion increased sequentially from $3.4 billion.
Our ending AUM at September 30, 2020 reflects $11.1 billion in outflows resulting from AXA S.A.'s redemption of certain low-fee fixed income mandates, of which $2.2 billion was redeemed during the third quarter. We expect these redemptions to total approximately $14 billion, with the remaining redemptions expected to be completed by the end of the first quarter of 2021. The revenue we earn from the management of these assets is not significant.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.
US GAAP Earnings
Revenues
Third quarter net revenues of $900 million increased 3% from $878 million in the third quarter of 2019. Higher distribution revenues and investment advisory fees were partially offset by lower net dividend and interest income, Bernstein Research revenues and investment gains.
Sequentially, net revenues of $900 million increased from $871 million. Higher investment advisory fees and distribution revenues were partially offset by lower investment gains, Bernstein Research revenues and performance-based fees.
Third quarter Bernstein Research revenues of $99 million decreased 3% compared to the prior year third quarter and decreased 13% sequentially. The decrease from prior year was due to reduced customer trading volumes in the U.S. and Europe, partially offset by growth in Asia. The sequential decrease was due to lower customer trading activity in the U.S. and Europe.
Expenses
Third quarter operating expenses of $683 million increased 1% from $675 million in the third quarter of 2019. Higher promotion and servicing expenses were partially offset by lower total employee compensation and benefits expense. Promotion and servicing expenses increased due to higher distribution related payments and amortization of deferred sales commissions, partially offset by lower travel and entertainment and marketing expenses. Employee compensation and benefits expense decreased due to lower fringes, commissions and recruitment costs, partially offset by higher incentive compensation.
Sequentially, operating expenses increased 3% from $662 million. Higher promotion and servicing expenses and total employee compensation and benefits expense were partially offset by lower real estate charges and general and administrative (“G&A”) expenses. Promotion and servicing expenses increased due to higher distribution related payments, partially offset by lower trade execution costs. Within employee compensation and benefits expense, higher commissions and base compensation were partially offset by lower incentive

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compensation. Within G&A, the decrease was driven by lower technology costs and office-related expense, partially offset by higher professional fees.
Operating Income and Net Income Per Unit
Third quarter operating income of $217 million increased 7% from $203 million in the third quarter of 2019 and the operating margin of 24.1% in the third quarter of 2020 increased 150 basis points from 22.6% in the third quarter of 2019.
Sequentially, operating income increased 4% from $210 million in the second quarter of 2020 and the operating margin of 24.1% increased 240 basis points from 21.7% in the second quarter of 2020.
Third quarter diluted net income per Unit was $0.70 compared to $0.62 in the third quarter of 2019 and $0.59 in the second quarter of 2020.
Non-GAAP Earnings
This section discusses our third quarter 2020 non-GAAP financial results, compared to the third quarter of 2019 and the second quarter of 2020. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Third quarter adjusted net revenues of $727 million were flat from the third quarter of 2019. Higher investment advisory fees were partially offset by investment losses compared to investment gains in the prior year and lower Bernstein Research revenues.
Sequentially, adjusted net revenues increased 4% from $699 million. Higher investment advisory base fees were partially offset by lower Bernstein Research revenues, investment losses compared to investment gains in the prior period and lower performance-based fees.
Expenses
Third quarter adjusted operating expenses of $511 million decreased 3% from $527 million in the third quarter of 2019, driven by lower promotion and servicing expenses, total employee compensation and benefits and interest on borrowings, partially offset by higher G&A expenses. Promotion and servicing expenses decreased due to lower travel and entertainment expense and marketing expense. Within employee compensation and benefits expense, lower fringes, commissions and recruitment costs were partially offset by higher base compensation and incentive compensation. Within G&A, the increase was driven by higher other taxes, an unfavorable foreign exchange translation impact and higher technology expense. G&A included the write-off of one-time legal fees incurred for products which will not be launched. Excluding these legal fees, G&A would have increased by less than 2%.

Sequentially, adjusted operating expenses increased 1% from $504 million. Higher total employee compensation and benefits expense was partially offset by lower promotion and servicing and G&A expenses. Employee compensation and benefits expense increased due to higher commissions, base compensation and incentive compensation, partially offset by lower fringes. Within promotion and servicing expenses, the decrease was driven by lower trade execution costs. Within G&A, the decrease is attributable to lower technology and office-related expenses, partially offset by higher professional fees.
Operating Income, Margin and Net Income Per Unit
Third quarter adjusted operating income of $216 million increased 8% from $200 million in the third quarter of 2019, and the adjusted operating margin of 29.7% increased 220 basis points from 27.5%.
Sequentially, adjusted operating income of $216 increased 11% from $195 million and the adjusted operating margin of 29.7% in the third quarter of 2020 increased 180 basis points from 27.9%.

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Third quarter adjusted diluted net income per Unit of $0.69 was up from $0.63 in the third quarter of 2019 and up from $0.61 in the second quarter of 2020.
Headcount

As of September 30, 2020, we had 3,869 employees, compared to 3,778 employees as of September 30, 2019 and 3,825 as of June 30, 2020.
Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.3	0.9	2.5	2.9
Total Cash Paid for AB Holding Units Purchased (1)	$6.8	$25.1	$54.4	$83.7
Open Market Purchases of AB Holding Units Purchased (2)	0.2	0.6	2.4	2.5
Total Cash Paid for Open Market Purchases of AB Holding Units (2)	$6.7	$15.3	$51.8	$70.6
(1) Purchased on a trade date basis.
(2) The remainder related to purchases of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2020 Earnings Conference Call Information
Management will review Third Quarter 2020 financial and operating results during a conference call beginning at 8:00 a.m. (EDT) on Thursday, October 22, 2020. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, Ali Dibadj, Head of Finance and Strategy, John C. Weisenseel, Chief Financial Officer, and Kate Burke, Chief Operating Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 5360089.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Third Quarter 2020 financial and operating results on October 22, 2020.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 5360089.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2019 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 65.3% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2020	3Q 2019	% Change	2Q 2020	% Change

GAAP revenues:
Base fees	$623,593	$608,765	2.4%	$569,296	9.5%
Performance fees	6,946	7,619	(8.8)	8,907	(22.0)
Bernstein research services	98,514	102,014	(3.4)	113,609	(13.3)
Distribution revenues	135,693	118,635	14.4	120,099	13.0
Dividends and interest	9,070	24,882	(63.5)	12,692	(28.5)
Investments gains (losses)	1,106	4,433	(75.1)	24,189	(95.4)
Other revenues	26,583	24,497	8.5	26,092	1.9
Total revenues	901,505	890,845	1.2	874,884	3.0
Less: interest expense	1,467	12,978	(88.7)	3,435	(57.3)
Total net revenues	900,038	877,867	2.5	871,449	3.3

GAAP operating expenses:
Employee compensation and benefits	357,821	361,822	(1.1)	349,638	2.3
Promotion and servicing
Distribution-related payments	148,380	127,726	16.2	125,678	18.1
Amortization of deferred sales commissions	7,434	3,605	106.2	6,622	12.3
Trade execution, marketing, T&E and other	41,220	53,814	(23.4)	44,288	(6.9)
General and administrative
General & administrative	119,318	117,056	1.9	121,424	(1.7)
Real estate charges	—	153	(100.0)	5,526	(100.0)
Contingent payment arrangements	813	829	(1.9)	807	0.7
Interest on borrowings	1,073	2,802	(61.7)	1,096	(2.1)
Amortization of intangible assets	6,833	7,277	(6.1)	6,723	1.6
Total operating expenses	682,892	675,084	1.2	661,802	3.2

Operating income	217,146	202,783	7.1	209,647	3.6

Income taxes	9,089	10,827	(16.1)	11,386	(20.2)

Net income	208,057	191,956	8.4	198,261	4.9

Net income (loss) of consolidated entities attributable to non-controlling interests	81	4,145	(98.0)	20,940	(99.6)

Net income attributable to AB Unitholders	$207,976	$187,811	10.7	$177,321	17.3

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2020	3Q 2019	% Change	2Q 2020	% Change

Equity in Net Income Attributable to AB Unitholders	$73,874	$66,722	10.7%	$63,201	16.9%
Income Taxes	6,875	6,894	(0.3)	6,275	9.6
Net Income	66,999	59,828	12.0	56,926	17.7

Additional Equity in Earnings of Operating Partnership (1)	14	17	(17.6%)	3	n/m
Net Income - Diluted	$67,013	$59,845	12.0	$56,929	17.7
Diluted Net Income per Unit	$0.70	$0.62	12.9	$0.59	18.6
Distribution per Unit	$0.69	$0.63	9.5	$0.61	13.1

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	3Q 2020	3Q 2019	% Change	2Q 2020	% Change
AB L.P.
Period-end	268,362,084	268,182,957	0.1%	268,620,187	(0.1)%
Weighted average - basic	268,537,856	268,567,071	—%	269,080,676	(0.2)
Weighted average - diluted	268,564,862	268,603,472	—%	269,090,125	(0.2)
AB Holding L.P.
Period-end	96,174,568	95,991,941	0.2%	96,431,971	(0.3)%
Weighted average - basic	96,349,686	96,375,961	—%	96,892,460	(0.6)
Weighted average - diluted	96,376,692	96,412,362	—%	96,901,909	(0.5)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2020
($ Billions)
Ending and Average	Three Months Ended
	9/30/20	9/30/19
Ending Assets Under Management	$630.8	$592.4
Average Assets Under Management	$624.3	$586.3

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$276.2	$229.5	$94.3	$600.0
Sales/New accounts	8.3	17.5	3.5	29.3
Redemption/Terminations	(5.7)	(14.3)	(3.2)	(23.2)
Net Cash Flows	(0.5)	(2.5)	—	(3.0)
Net Flows	2.1	0.7	0.3	3.1
Transfers	0.6	—	(0.6)	—
Investment Performance	10.6	12.7	4.4	27.7
End of Period	$289.5	$242.9	$98.4	$630.8

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$173.1	$54.3	$247.9	$47.1	$9.9	$67.7	$600.0
Sales/New accounts	12.0	1.2	11.0	2.2	—	2.9	29.3
Redemption/Terminations	(8.8)	(1.7)	(10.4)	(1.6)	(0.1)	(0.6)	(23.2)
Net Cash Flows	(1.0)	(0.5)	(0.8)	0.2	(1.0)	0.1	(3.0)
Net Flows	2.2	(1.0)	(0.2)	0.8	(1.1)	2.4	3.1
Investment Performance	13.5	4.2	5.6	0.8	0.2	3.4	27.7
End of Period	$188.8	$57.5	$253.3	$48.7	$9.0	$73.5	$630.8

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$2.2	(1.0)	$1.2
Fixed Income	0.6	(1.1)	(0.5)
Other (2)	2.3	0.1	2.4
Total	$5.1	$(2.0)	$3.1

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$198.6	$132.3	$96.3	$427.2
Non-U.S. Clients	90.9	110.6	2.1	203.6
Total	$289.5	$242.9	$98.4	$630.8

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019

Net Revenues, GAAP basis	$900,038	$871,449	$874,156	$987,304	$877,867	$857,799
Exclude:
Distribution-related adjustments:
Distribution revenues	(135,693)	(120,099)	(130,857)	(127,553)	(118,635)	(108,347)
Investment advisory services fees	(20,120)	(12,202)	(14,814)	(15,120)	(12,696)	(11,148)
Pass through adjustments:
Investment advisory services fees	(3,888)	(3,331)	(7,062)	(6,717)	(5,119)	(4,356)
Other revenues	(9,344)	(10,195)	(9,607)	(9,436)	(9,571)	(9,160)
Impact of consolidated company-sponsored investment funds	(765)	(21,552)	24,135	(8,567)	(4,820)	(8,697)
Long-term incentive compensation-related investment (gains) losses	(3,140)	(5,257)	7,099	(1,457)	(189)	(1,389)
Long-term incentive compensation-related dividends and interest	(91)	(88)	(106)	(997)	(128)	(136)
Write-down of investment	—	—	859	—	—	—
Adjusted Net Revenues	$726,997	$698,725	$743,803	$817,457	$726,709	$714,566

Operating Income, GAAP basis	$217,146	$209,647	$178,223	$268,283	$202,783	$184,220
Exclude:
Real estate	(985)	5,188	(339)	2,623	—	—
Long-term incentive compensation-related items	(416)	104	566	66	517	277
CEO's EQH award compensation	205	209	184	217	217	227
Write-down of investment	—	—	859	—	—	—
Acquisition-related expenses	356	805	526	3,459	556	2,718
Contingent payment arrangements	—	—	—	(3,051)	—	—
Sub-total of non-GAAP adjustments	(840)	6,306	1,796	3,314	1,290	3,222
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	81	20,940	(25,571)	7,623	4,145	7,757
Adjusted Operating Income	$216,225	$195,013	$205,590	$263,974	$199,928	$179,685

Operating Margin, GAAP basis excl. non-controlling interests	24.1%	21.7%	23.3%	26.4%	22.6%	20.6%

Adjusted Operating Margin	29.7%	27.9%	27.6%	32.3%	27.5%	25.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
Net Income - Diluted, GAAP basis	$67,013	$56,929	$62,274	$80,041	$59,845	$52,293
Impact on net income of AB non-GAAP adjustments	(289)	2,533	326	1,234	512	1,234
Adjusted Net Income - Diluted	$66,724	$59,462	$62,600	$81,275	$60,357	$53,527

Diluted Net Income per Holding Unit, GAAP basis	$0.70	$0.59	$0.63	$0.84	$0.62	$0.54
Impact of AB non-GAAP adjustments	(0.01)	0.02	0.01	0.01	0.01	0.02
Adjusted Diluted Net Income per Holding Unit	$0.69	$0.61	$0.64	$0.85	$0.63	$0.56

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Also, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, during the first quarter of 2020, we wrote-down an investment that had been received in exchange for the sale of software technology; the write-down brought the investment balance to zero. Previously, we had been excluding the value of this investment from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our CEO's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset

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achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein (“CEO”) equity awards in connection with EQH's IPO and Mr. Bernstein's membership on the EQH Management Committee. Mr. Bernstein may receive additional equity or cash compensation from EQH in the future related to his service on the Management Committee. Any awards granted to Mr. Bernstein by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment in the first quarter of 2020 has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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